As filed with the Securities and Exchange Commission on ___________, 1999
                                                             File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   AMTEC, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                       52-1989122
(State or other jurisdiction of                 (I.R.S. Employer Identification)
 incorporation or organization)

                              599 Lexington Avenue
                                   44th Floor
                            New York, New York 10022
                                  (212) 319-910
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              Joseph R. Wright, Jr.
                      Chairman and Chief Executive Officer
                                   AmTec, Inc.
                              599 Lexington Avenue
                                   44th Floor
                            New York, New York 10022
                                 (212) 319-9160
            (Name, address and telephone number of agent for service)

          Approximate date of commencement of proposed sale to public:
                   From time to time or at one time after this
                    Registration Statement becomes effective

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed         Proposed
         Title of Each Class of              Amount to be         Maximum           Maximum           Amount of
       Securities to be Registered            Registered       Offering Price      Aggregate      Registration Fee
                                                               per Share (3)    Offering Price
========================================= =================== ================ ================= ===================
             Common Shares,
          $0.001 par value (1)                 1,600,000           $1.34          $2,144,000           $596.03
             Common Shares,
          $0.001 Par Value (2)                  856,000            $1.34          $1,147,040           $318.88

                  Total                        2,456,000           $1.34          $3,291,040           $914.91
========================================= =================== ================ ================= ===================

1. Represents the estimated number of shares of Common Stock issuable upon conversion of the outstanding shares of the registrant's Series G convertible preferred stock at a conversion price of $1.25.
2. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable in connection with the payment in kind dividend payable upon conversion of the convertible securities and the exercise of the warrant as described herein or otherwise in respect of such securities as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.
3. Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices as reported on the American Stock Exchange of the registrant's common stock on July 29, 1999.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                                   AMTEC, INC.

                                  -------------

                               2,456,000 Shares of
                                  Common Stock

                                  -------------

        The selling securityholder named on page 11 may offer for sale up to 2,456,000 shares of our common stock.

        We will not receive any proceeds from the sale of the shares offered. However, we may receive certain cash consideration in connection with exercises of the warrants. See "Use of Proceeds."

        Our common stock is listed on the American Stock Exchange under the symbol "ATC." On July 29, 1999, the closing price of the common stock was $1.3125 per share.

        These securities involve a high degree of risk. See "risk factors" beginning on page 6 of the prospectus. The selling securityholder may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Neither the Securities and Exchange Commission ("the Commission" or the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                                    Underwriting    Proceeds to
                                                                                    Discounts and     Selling
                                                                  Price to Public    Commissions    Shareholder
                                                                  ---------------    -----------    -----------
                                                                        (4)                           (1) (2)
Per Share.....................................................        $1.3125            -0-          $1.3125

Total.........................................................        $1.3125            -0-         $3,223,500

(5) The price to public, and the resulting proceeds to selling shareholders, is based on the closing market price of the registrant's common stock on the American Stock Exchange on July 29, 1999.

(6) Represents total proceeds to selling shareholder, including sale of warrants.

                 The date of this Prospectus is August 9, 1999.

                                TABLE OF CONTENTS


Prospectus Summary                  ........................................  5

Risk Factors                        ........................................  6

Use of Proceeds                     ........................................ 10

Selling Security Holder             ........................................ 10

Plan of Distribution                ........................................ 11

Legal Matters                       ........................................ 13

Experts                             ........................................ 13

Where you can obtain
additional information about us     ........................................ 13

Incorporation by reference          ........................................ 13

                               PROSPECTUS SUMMARY


         We are a company that provides value-added telecommunications services to and from the Far East and have telecommunications investments in the People's Republic of China (the "PRC" or "China"). We initially focused our business on China because of that country's large and rapidly growing need for telecommunications services and its requirement for foreign capital and technology to meet that need. We also recognized the opportunity to obtain cash flow sharing and technical services agreements with operators who hold exclusive or semi-exclusive communications licenses. Our joint venture in China has such an agreement with China United Telecommunications, Inc., commonly known as UNICOM. In our first three years, our joint venture operations have launched six cellular telephone networks with 38,000 subscribers in the northeastern province of Hebei, which has a population of approximately 65 million people. We are using our presence in China to expand to other telecom services and other Far East markets. We have formed a joint venture with Fusion Telecommunications International to provide telecom services, both voice and data, to and from Asia. We have also invested in IXS.NET, Inc. to provide fax services over the Internet, prepaid credit cards and other Internet Protocol based services. In addition, we are expanding our joint venture in China to provide Internet Protocol fax, voice and other services which can be transmitted over digital telephone lines or the Internet. Developing existing network interests in China and expanding interests or joint ventures in communications networks in the Far East are key components of our future business strategy.

         We were originally founded as a Colorado corporation on May 10, 1982, and were reincorporated under the laws of the state of Delaware on July 10, 1996. Since April 1995, we have been engaged in the business of developing telecommunications networks in the PRC. In January 1996, we sold substantially all of the assets of ITV Communications, Inc., our former primary operating subsidiary. On July 8, 1997, we changed our name to "AmTec, Inc." from "AVIC Group International, Inc." Our principal executive office is located at 599 Lexington Avenue, 44th Floor, New York, New York 10022. Our telephone number is
(212) 319-9160.

         The shares being registered consist of:

         o 1,600,000 shares of common stock issuable in connection with the conversion of our currently outstanding shares of Series G convertible preferred stock, $.001 par value;

         o 600,000 shares of common stock issuable upon the exercise of the outstanding warrant issued by us to the selling securityholder in connection with the issuance of the Series G preferred shares; and

         o 256,000 shares of common stock as the payment in kind interest payable upon conversion of our Series G preferred shares. The number of shares of common stock issuable in connection with the conversion of the Series G preferred shares is subject to adjustment as the payment in kind interest payable is related to the holding period of the Series G preferred shares.

                                  RISK FACTORS

         These securities are speculative in nature, involve a high degree of risk, and should not be purchased by anyone who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to these securities, you should carefully consider, along with the other matters discussed in this prospectus, the following risk factors:

         We have no revenues or profits. To date, AmTec, Inc.'s current operations have not generated any revenue. We have experienced net losses of $5,579,444 and $5,403,368 during the fiscal years ended March 31, 1999 and 1998, respectively. We do not expect to achieve profitability during the current fiscal year. Our ability to achieve profitability depends upon numerous factors, including the operations of our joint venture projects and our ability to finance, develop and implement our telecommunications projects. We cannot assure you that we will achieve profitability in any future period.

         Our legal ability to operate in the China telecommunications market is uncertain. Current PRC regulations prohibit foreign investors and foreign invested enterprises from operating or participating in the operation of telecommunications networks in China. The relevant PRC laws and regulations do not define what constitutes foreign operations or participation in operations. It is not clear what rights or actions would violate such laws and regulations. Based on the advice of our Chinese legal counsel, we have structured our investments in China by establishing Chinese-foreign joint ventures in the PRC to provide financing and consultancy services to licensed telecommunications operators. For example, we have utilized the commonly-known Chinese-Chinese-Foreign structure. We understand that the PRC government instructed UNICOM not to use the Chinese-Chinese-Foreign structure in the future and that the PRC government is examining and evaluating the existing Chinese-Chinese- Foreign contracts. UNICOM may be required to terminate or amend its existing Chinese- Chinese-Foreign contracts. Foreign entities involved in the Chinese-Chinese-Foreign structures may be required to divest themselves of all or part of their respective interests in the Chinese-foreign joint venture companies or to terminate their contractual arrangements with UNICOM. If UNICOM in fact take these actions, it will have a material adverse impact on the contracts entered into by Hebei Engineering and by us which utilize the Chinese-Chinese-Foreign structure. These developments could have a material adverse effect on our business, financial condition and results of operations.

         We operate exclusively through joint ventures with third parties. Our primary corporate asset is a 70% interest in a joint venture with a wholly owned subsidiary of the Electronics Industry Department of Hebei province. This joint venture holds a 51% interest in a second joint venture with NTT International and Itochu Corp. Because we do not have majority voting rights in each joint venture, we cannot completely control or direct the operation of either entity. In addition, our ability to derive revenues from each joint venture depends upon our ability to receive distributions, so it is possible that we may receive little or no revenue from either joint venture. To date, AmTec, Inc. has not received any revenue from either joint venture. Also, our rights with respect to the joint venture parties are contractual only and we may not be able to enforce those contractual rights in negotiation, arbitration or litigation.

         The market for our common stock is highly volatile. There may be no regular trading market for our common stock. The market price for our common stock may be significantly affected by such factors as our financial performance, the market price of our competitors' stock, or market conditions in general. Our common stock price has been volatile. During the past 12 months, our common stock has traded in a range between $0.8125 per share and $2.25 per share. As of July 29, 1999, the closing price of our common stock on the American Stock Exchange was

$1.3125. These wide price fluctuations are not necessarily related to the operating performance of our company.

         Our joint venture operations face severe competition. The network operator for our joint venture in China, UNICOM, currently faces competition from China Telecom. China Telecom has greater financial resources, scientific and marketing personnel and facilities, and substantially more experience in operating cellular telephone networks. China Telecom is the operating organization of the former Ministry of Posts and Telecommunications ("MPT"), which was the telecommunications policy-setting and regulatory arm of the Chinese government. China Telecom has a dominant market share in all sectors of telecommunications in China, and already has established a fixed-wire network in the country.

         Although the MPT has been abolished and succeeded by the Ministry of Information Industry, the new possible regulatory structure for telecommunications operations in China may make it impossible for us or our joint ventures to operate in China or in Hebei province.

         In addition, new competitors may enter the market. These competitors include the People's Liberation Army and China Telecom which, through their joint venture Great Wall Communications Group, is offering Code Division Multiple Access cellular service. In addition, UNICOM, or others may become licensed to provide Code Division Multiple Access service in the future. New competitors offering cellular service will materially adversely affect our business. At present four small commercial Code Division Multiple Access cellular trial networks are being tested by Great Wall Communications Group in China. Although none of these commercial trial networks are in Hebei, Great Wall Communications Group may enter the Hebei market in the future.

         We may be adversely affected by PRC foreign exchange controls. The PRC government imposes control over its foreign currency reserves, in part through direct regulation of the conversion of renminbi, the legal tender currency of the PRC, into foreign exchange and through restrictions on foreign trade.

         UNICOM's revenues are denominated in renminbi. Our joint ventures will consequently receive all of our joint venture distributions in renminbi, which is freely convertible only for current accounts. We will need the approval of the State Administration of Foreign Exchange to convert renminbi for foreign currencies.

         We believe that our Sino-foreign joint venture will be able to obtain all required approvals for the conversion and remittance abroad of foreign currency. However, such approvals do not guarantee the availability of foreign currency and we cannot assure you that we will be able to convert sufficient amounts of foreign currencies in the PRC's foreign exchange markets in the future at acceptable rates.

         Although the renminbi to US dollar exchange rate has been relatively stable since January 1, 1994, exchange rates may again become volatile. During late 1997 and early 1998, there were a number of currency devaluations in Asia and unstable and volatile capital markets and foreign exchange markets. The PRC has not devalued the renminbi. However, the renminbi may be devalued in the future.

         Political risks in China may adversely affect our business operations. The PRC has been a socialist state since 1949 and is controlled by the Communist Party of China. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program. These changes may also affect other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion, remittances abroad and foreign investment. These effects could substantially impair our business, profits or prospects in China. In addition, economic reforms and growth in the PRC have been more successful in certain provinces than in others. The continuation or increases of such disparities could affect the political or social stability of the PRC.

         Inflation and deflation may adversely affect our operations. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation, which have led the PRC government to adopt various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, future inflation may cause the PRC government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in China. Any of these controls could adversely affect our intended business operations in the PRC. Potential high rates of inflation and any PRC anti-inflation policies adopted in the future may a material adverse effect on our liquidity and business operations.

         In addition to the risks of inflation, China has an additional risk of protracted deflation. As a fast growing economy that is in the process of changing from a centrally planned economy to a market economy, there is a rapid restructuring of state owned enterprises with consequent unemployment. As a result, many Chinese either have lost their jobs, know of friends or relatives who have lost their jobs, or are afraid of losing their jobs. As a consequence, they have not been spending their disposable income, but have been saving it instead. This has resulted in aggregate consumer demand dropping and as a result absolute consumer prices have been declining for over a year. Other Chinese consumers seeing falling prices have deferred purchasing consumer goods in anticipation of even further decreases in prices in the future.

         This downward cycle in consumer prices has resulted in China suffering from nationwide deflation during the last eighteen months. Savings have been rising at abnormally high rates, and spending on all classes of goods have been falling with no decrease in sight. If the Chinese economy were to continue in a deflationary cycle it could have a material adverse affect on our investment in China.

         Governmental control over the economy may adversely affect our operations. The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of China. These government actions could require us to divest the interests we hold in Chinese properties or joint ventures. Any such developments could have a material adverse effect on our business prospects.

         Technological advances may make our operations obsolete. The market in the telecommunications industry is characterized by rapidly changing technology. Technologies developed by others may render obsolete or otherwise significantly diminish the value of the business operations of the joint ventures in which we participate.

         Conversions of outstanding options, warrants, and preferred stock will dilute your interest. As of June 30, 1999, we had 14,142,116 shares of common stock reserved for issuance upon the exercise of granted or issued stock options and warrants. There are outstanding options to purchase 9,945,602 shares of common stock and outstanding warrants to purchase 4,196,514 shares of common stock, which are currently exercisable at exercise prices ranging from $0.35 to $9.27 per share. We have reserved additional shares of common stock for issuance upon the exercise of options. These options are available for future grant under our stock option plans and upon the conversion of certain outstanding shares or preferred stock. Because we anticipate that the trading price of common stock at the time of exercise of any such options or warrants will exceed the exercise price, this exercise would have a dilutive effect on our stockholders. Because the number of shares of common stock issuable upon the conversion of shares of our Series E preferred shares is based on the average trading price during the five day period immediately preceding the conversion or a fixed conversion price of $1.106875, such conversion may have a dilutive effect on our stockholders.

         You should not expect to receive dividends on our common stock. We have paid no dividends on our common stock to date and we have no plans for paying dividends on the common stock in the foreseeable future. We have certain obligations to pay dividends in kind, which are to be paid in common stock to holders of the Series E and Series G preferred shares. Except for the dividends in kind which we will pay on the shares of issued and outstanding preferred stock and other preferred stock that may be issued in the future that require dividends, we intend to retain any earnings to pay for the expansion of our business.

         Future sales of shares may adversely affect the market price. We may offer and sell common shares from time to time. Future sales of shares of common stock by us and our stockholders could materially adversely affect the prevailing market price of the common stock. Pursuant to our certificate of incorporation, we have the authority to issue 67,984,532 additional shares of common stock and 9,999,950 additional shares of preferred stock. Issuing these shares could result in a material dilution of the voting power and other rights of the currently issued and outstanding shares of common stock.

         You may be adversely affected by future issuances of preferred stock. Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such designation, powers, rights and preferences as our board of directors may determine, without stockholder approval. Of such shares, our board of directors can designate and issue 9,999,950. If we issue additional series of preferred stock, this preferred stock could have voting, liquidation, dividend and other rights superior to the rights of our outstanding stock and could be utilized, under certain circumstances, to discourage, delay or prevent a change in our control.

         Our charter provisions deter takeovers. Our certificate of incorporation includes certain provisions which are intended to protect our stockholders by making it more difficult for a person to obtain control without the cooperation of our management. These provisions include certain super-majority requirements to amend our certificate of incorporation and bylaws. The inclusion of such provisions in the certificate of incorporation may delay, deter or prevent a takeover of our company which the stockholders may consider to be in their best interests. These anti-takeover provisions may therefore deprive holders of our securities of opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

         The Year 2000 problem could disrupt our business. The "Year 2000" problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the programs used in our operations that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. We have instituted a thorough program to identify these computer programs. We believe we have modified or replaced key financial information and operational systems so that they will function properly in the year 2000. We have assessed the remaining financial and operational systems, and we have developed and implemented detailed plans to make the necessary modifications to ensure Year 2000 compliance. We do not expect the financial impact of making the required system changes for Year 2000 compliance to have any material effect on our financial statements.

         Although we have not identified any material non-compliant systems operated by us, or in our control, or of third parties, we may still encounter a systems failure beyond our ability to remedy. Such a failure could prevent us from operating our business. We believe that such a failure could lead to lost revenues, increased operating costs, or other business interruptions of a material nature.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling securityholder of any of the shares offered hereby. We will pay all of the costs of this offering.

         We may receive cash consideration in connection with an exercise of the warrant issued to the selling securityholder. We intend to use any cash proceeds that we may receive in connection with any exercise for financing telecommunications networks in the PRC and for working capital purposes.

                             SELLING SECURITYHOLDER

         On March 16, 1999, we originally issued and sold the Series G preferred shares and the warrants to the selling securityholder in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act. The selling securityholder (which term includes its transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of its shares.

         The Series G transaction consisted of the sale of 20 Series G preferred shares with a face value of $100,000 per share, at a fixed conversion rate of $1.25, representing the market price of our common stock on the day preceding the closing of the transaction. We also sold to the selling security holder a warrant for 600,000 shares of our common stock, exercisable at an exercise price of $1.25. The aggregate purchase price of the Series G transaction was $2,000,000.

         The following table sets forth information with respect to the selling securityholder, the respective shares of common stock, issuable upon conversion of the Series G preferred shares and upon the exercise of the warrants, and other shares of common stock beneficially owned by the selling securityholder. Except as otherwise disclosed, the selling securityholder does not have and within the past three years has not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholder may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling securityholder will hold upon termination of any these sales. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act.

                                                                                              Percentage of
                             Number of                                Number of Shares           Shares
                              Shares                                 Beneficially Owned       Beneficially
                           Beneficially       Number of Shares            Offered                 Owned
                              Owned               Offered              After Offering        After Offering
Selling Securityholder         (1)                (2), (4)                (1), (3)              (1), (3)
----------------------         ---                --------                --------              --------
Communications
Investors Group              3,357,720           2,456,000                901,720                 2.8%

----------------------
(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of March 31, 1999, as outstanding for computing the percentage of the person holding such securities. We do not treat these shares as outstanding for computing the percentage of any other person. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group. This includes shares of common stock issuable upon conversion of such selling securityholder's Series G preferred shares based on a fixed conversion price of $1.25 and upon exercise of warrants held by such selling stockholder.

(2) Represents shares of common stock issuable upon conversion of such selling securityholder's Series G preferred shares based on a fixed conversion price of $1.25 and upon exercise of warrants held by such selling stockholder.

(3) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.

(4) Includes 1,600,000 shares of common stock issuable upon the conversion of 20 Series G preferred shares. Also includes 600,000 shares of common stock issuable upon the exercise of the warrant, which is exercisable prior to March 16, 2004. Also includes 256,000 shares of common stock issuable as payment in kind dividend upon conversion of the 20 Series G preferred shares, assuming a conversion date of March 15, 2001.

                              PLAN OF DISTRIBUTION

         The selling securityholder has advised us that it may sell the shares offered here to purchasers directly. Alternatively, the selling securityholder may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholder or the purchasers of shares for whom they may act as agents. The selling securityholder and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling securityholder has advised us that it may sell the shares in one or more transactions:

     o at fixed prices;
     o at market prices prevailing at the time of sale;
     o at prices related to prevailing market prices; and/or
     o at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions (which may involve crosses or block transactions):

     o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
     o in the over-the-counter market;
     o in transactions otherwise than on such exchanges or in the over-the-counter market; or
     o through the writing of options.

         At the time a particular offering of shares is made, we will distribute a supplement to this prospectus, if required, which will set forth:

     o the aggregate amount and type of shares being offered;
     o the terms of the offering, including the name or names of any underwriters, brokers/dealers or agents;
     o any discounts, commissions and other terms constituting compensation from the selling securityholder; and
     o any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, we will offer or sell the shares in such jurisdictions only through registered or licensed brokers or dealers. The selling securityholder may sell the security directly or through one or more underwriters, brokers, dealers or agents. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of that customary in the types of transactions involved.The selling securityholder and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters. Any profit on the sale of shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). In addition, in certain jurisdictions we may not offer or sell the shares unless the shares have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

         Pursuant to the registration rights agreement, dated March 16, 1999, among us and the selling securityholder, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholder against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.

         The offering price of the Series G preferred shares was based on the closing price of our common stock on the American Stock Exchange on March 15, 1999, the day preceding the closing.

                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison has passed upon specific legal matters with respect to the securities.

                                     EXPERTS

         The financial statements as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549 and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission, including us. The site's address is http://www.sec.gov. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13 (c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until we sell all the securities offered by this prospectus:

         (5) our annual report on Form 10-K for the year ended March 31, 1999, filed with the Commission on July 14, 1999; and

         (6) the description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on November 19, 1996, as amended.

         We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under "Where you can obtain additional available information about us" above. You may also request a copy of these filings, at no cost, by writing or calling us at the following address:

                                  R.T. McNamar
                      President and Chief Operating Officer
                                   AmTec, Inc.
                        599 Lexington Avenue, 44th Floor
                            New York, New York 10022

     Telephone requests may be directed to Karin-Joyce Tjon at 212-319-9160.

                                2,456,000 Shares
                                   AMTEC, INC.
                                  COMMON STOCK

                                   PROSPECTUS

                                 August 6, 1999

--------------------------------------------------------------------------------
No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         We estimate that expenses in connection with the distribution described in this registration statement will be as follows. All expenses incurred with respect to the distribution will be paid by us, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

SEC registration fee.............................................$     914.91
American Stock Exchange..........................................$  17,500.00
Accounting fees and expenses.....................................$   3,000.00
Legal fees and expenses..........................................$  23,720.00
Printing and engraving expenses..................................$     100.00
Miscellaneous....................................................$     100.00
             Total...............................................$  45,334.91

Item 15. Indemnification of Directors and Officers

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, our certificate of incorporation eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         Our certificate of incorporation, and bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporate Law.

         Section 145 of the General Corporate Law authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to he liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         In addition, we have adopted a form of indemnification agreement which provides the indemnitee with the maximum indemnification allowed under applicable law. As of March 31, 1999, we have not entered into indemnification agreements with any of our directors, officers, employees or consultants. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The indemnification agreement provides a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the indemnification agreements may be subject to future judicial interpretation.

         The indemnification agreement provides, in pertinent part, that we shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was our director, officer, key employee or agent. We shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder's investment.

         We have obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000.

         The registration rights agreement between us and the selling securityholder provide that we shall indemnify such selling securityholder, and such selling securityholder shall indemnify us and our officers and directors, for certain liabilities, including certain liabilities under the Securities Act.

Item 16. Exhibits

         The following exhibits, which are furnished with this registration statement or incorporated by reference, are filed as part of this registration statement:

         3.1(1)   Restated Certificate of Incorporation of the Registrant
         3.2(2)   Restated Bylaws of the Registrant
         3.3(3)   Certificate of Ownership and Merger merging China
                  Telecommunications and Technologies, Inc. into the Company
         4.1(3)   Form of common stock certificate
         4.2(4)   Certificate of designation of preferences of Series G
                  convertible preferred stock
         4.3(5)   Certificate of designation of preferences of Series E
                  convertible preferred stock
         4.4      Warrant agreement of Series G preferred stock
         5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
         23.1     Consent of Deloitte & Touche LLP
         24.1     Power of Attorney (contained in Part II)

-------------------------
(1) Previously filed as an exhibit to our current report on Form 8-K dated March 6, 1997, which exhibit is incorporated by reference.
(2) Previously filed on Form 8-K in May 1996.
(3) Previously filed as an exhibit to our annual report on Form 10-KSB for the fiscal year ended March 31, 1997, which is incorporated by reference.
(4) Previously filed as an exhibit to our annual report on Form 10-K for the fiscal year ended March 31, 1999, which is incorporated by reference.
(5) Previously filed as an exhibit to our quarterly report on Form 10-Q/A dated September 30, 1997.

Item 17. Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 9, 1999.

                                            AMTEC, INC.


                                            By: /s/ JOSEPH R. WRIGHT, JR.
                                                -------------------------
                                                Joseph R. Wright, Jr.
                                                Chairman of the Board
                                                Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Joseph R. Wright, Jr. his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                        TITLE
---------                        -----

/s/ Joseph R. Wright, Jr.        Chairman of the Board, Chief Executive Officer
-------------------------        (Principal Executive)
Joseph R. Wright, Jr.
Dated: 8/6/99

/s/ Richard T. McNamar           President, Chief Operating Officer
----------------------
Richard T. McNamar
Dated: 8/6/99

/s/ James R. Lilley              Director
-------------------
James R. Lilley
Dated: 8/9/99

/s/ Michael H. Wilson            Director
---------------------
Michael H. Wilson
Dated: 8/4/99

/s/ Marvin S. Rosen              Director
-------------------
Marvin S. Rosen
Dated: 8/9/99

/s/ Richard S. Braddock          Director
-----------------------
Richard S. Braddock
Dated: 8/4/99

/s/ Karin-Joyce Tjon             Vice President - Finance
--------------------
Karin-Joyce Tjon
Dated: 8/6/99

/s/ Wilfred Chow                 Controller & Treasurer
----------------
Wilfred Chow
Dated: 8/6/99

                                  EXHIBIT INDEX

        EXHIBITS
        --------
         3.1(1)   Restated Certificate of Incorporation of the Registrant
         3.2(2)   Restated Bylaws of the Registrant
         3.3(3)   Certificate of Ownership and Merger merging China
                  Telecommunications and Technologies, Inc. into the Company
         4.1(3)   Form of common stock certificate
         4.2(4)   Certificate of designation of preferences of Series G
                  convertible preferred stock
         4.3(5)   Certificate of designation of preferences of Series E
                  convertible preferred stock
         4.4      Warrant agreement of Series G preferred stock
         5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
         23.1     Consent of Deloitte & Touche LLP
         24.1     Power of Attorney (contained in Part II)

-------------------------
(1) Previously filed as an exhibit to our current report on Form 8-K dated March 6, 1997, which exhibit is incorporated by reference.
(2) Previously filed on Form 8-K in May 1996.
(3) Previously filed as an exhibit to our annual report on Form 10-KSB for the fiscal year ended March 31, 1997, which is incorporated by reference.
(4) Previously filed as an exhibit to our annual report on Form 10-K for the fiscal year ended March 31, 1999, which is incorporated by reference.
(5) Previously filed as an exhibit to our quarterly report on Form 10-Q/A dated September 30, 1997.